Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com
FOR IMMEDIATE RELEASE

Kratos Reports Second Quarter 2017 Financial Results
Revenues of $185.7 Million Increase Sequentially 10.7 Percent, Over First Quarter 2017 Revenues and Increased 10.4 Percent Over the Prior Year
Kratos Unmanned Systems Business Revenues Sequentially Increase 42.3 Percent Over First Quarter 2017 Revenues and Increased 24.7 Percent Over the Prior Year
Kratos Increases Fiscal 2017 Financial Guidance

SAN DIEGO, CA, July 27, 2017 - Kratos Defense & Security Solutions, Inc. (NASDAQ:KTOS), a leading National Security Solutions provider, today reported its second quarter 2017 financial results. For the second quarter ended June 25, 2017, Kratos generated Revenues and Adjusted EBITDA of $185.7 million and $11.5 million, respectively. Second quarter 2017 Revenues increased 10.7 percent sequentially over first quarter 2017 Revenues, and second quarter 2017 Adjusted EBITDA increased 8.5 percent sequentially over first quarter 2017 Adjusted EBITDA.
Kratos’ business units contributing to the second quarter 2017 sequential revenue growth included: 42.3 percent revenue growth in Kratos’ Unmanned Systems, 14.6 percent revenue growth in Defense and Rocket Support Solutions, 13.5 percent revenue growth in Modular Systems, 7.9 percent revenue growth in Satellite Communications, Cyber Security, Technology and Training Systems, and 3.0 percent in Kratos’ Public Safety and Security business.

Contributors for the sequential revenue growth in the second quarter for Kratos’ Unmanned Systems Division included execution on numerous High Performance Unmanned Aerial Drone System programs; Defense and Rocket Support Solutions contributors included work in the Ballistic Missile Defense, High Power Directed Energy, Laser and C5 areas; Modular Systems contributors included work on various Missile, Radar and C5 systems including Patriot and THAAD, Satellite Communications Systems contributors included Advanced Extreme High Frequency (AEHF), Wideband Global Satellite (WGS), Space Based Infrared System (SBIR), Mobile User Objective System (MOUS) and certain Confidential programs; and

Public Safety and Security contributors included a new physical access control project for a large healthcare customer.

Year-over-year consolidated organic revenue growth of 10.4 percent was driven by revenue growth of 24.7 percent in both Kratos’ Unmanned Systems and Kratos’ Public Safety and Security businesses, as well as revenue growth of 4.7 percent in Kratos’ Government Solutions Segment, primarily driven by strength in Kratos’ Satellite Communications, Cyber Security, Technology and Training Systems business.

For the second quarter of 2017, approximately 60% of Kratos’ revenue was derived from U.S. Federal Government related customers, approximately 29% from commercial, state and local government customers, and approximately 11% from international customers. Kratos’ bid and proposal pipeline at June 25, 2017 was $5.9 billion.
For the second quarter of 2017, net loss was $6.2 million, and adjusted income per share was $0.01. Adjusted income per share excludes loss from discontinued operations, non-cash amortization expenses, as the Company has historically been acquisitive, non-cash stock compensation costs, foreign transaction gains and losses, and certain non-recurring items such as acquisition and restructuring related items and other, and includes cash actually expected to be paid for income taxes on continuing operations, reflecting the benefit of the Company’s net operating loss carryforwards of over $300 million. Kratos believes that reporting adjusted income (loss) per share is a meaningful metric to present the Company’s financial results. GAAP earnings per share was a loss of $(0.07).
Kratos is increasing its previously provided fiscal year 2017 guidance for revenues to $720 to $740 million, and maintaining its full year Adjusted EBITDA guidance of $52 to $54 million. Kratos is providing third quarter 2017 revenue guidance of $180 to $190 million and Adjusted EBITDA guidance of $10 million to $14 million. The maintaining of fiscal year 2017 Adjusted EBITDA guidance reflects estimated investments in the Company’s Bid and Proposal pipeline and costs related to investments we have been making, and expect to continue to make, in new platforms and technologies, including a very large, near-term opportunity where Kratos will retain Intellectual Property Ownership in the unmanned aerial system. For 2017, Kratos continues to expect a similar quarterly Revenue and Adjusted EBITDA trajectory as experienced in 2016, with significant projected increases in fourth quarter 2017 Revenue and Adjusted EBITDA, as a result of the expected timing of product deliveries and program execution.
Eric DeMarco, Kratos’ President and CEO, said, “The Company had an outstanding second quarter, with the most notable performance in Kratos’ Unmanned Systems, Satellite Communications, Cyber Security

and Training Systems businesses. Kratos’ Unmanned Systems business generated quarter-over-quarter revenue growth of 42 percent, and we are expecting significant revenue and margin growth to continue into the second half of 2017, and 2018. With the late June 2017 award for Low Rate Initial Production (LRIP) I on the U.S. Navy SSAT program, which fell in Kratos’ third fiscal quarter, and the expected production award by the end of this year of a separate, new confidential contract, we can clearly see a path to the expected future doubling of our Unmanned Systems business. This expected doubling of Kratos’ Unmanned Systems business excludes the potential future upside from platforms we are developing in the tactical combat drone area, which if we are successful, we anticipate will even further increase our growth. Additionally, every significant Kratos high performance unmanned aerial jet drone program is currently on schedule and on budget. Between now and the end of 2017, we expect to receive several new unmanned aerial drone system contract awards, including one with the potential for approximately 100 aircraft to be delivered over approximately 3 to 5 years. Over the past few months, with continued increasing customer awards and interest in our unmanned drone system business, we are more confident than ever in the successful achievement of our strategy in the UAS area.”
Mr. DeMarco went on, “Kratos’ Satellite Communications, Cyber Security and Training Systems Division, our Company’s crown jewel and largest business unit, continued its outstanding operational execution in our second quarter. Kratos’ Satellite Communications business continues to experience increased funding related to protecting the U.S. space segment, increased bandwidth demands, and an ever increasing number of satellites. Kratos’ Training Systems business is also having a very solid year, and we are hopeful of receiving by the end of this year a single award contract with a potential value to Kratos of approximately $100 million over an approximate 3 to 4 year period. We are looking for our Satellite Communications and Training Systems business to continue its solid execution in the second half of 2017, with fourth quarter profitability looking particularly solid based on current production mix, delivery and execution schedules.”
Mr. DeMarco concluded, “Similar to last year, we are looking for Kratos to finish 2017 very strongly, with increased revenue and Adjusted EBITDA in the second half of the year, based on our backlog and recent and expected contract awards. Importantly, every Kratos business unit is expected to generate positive cash flow in 2017, except Kratos’ Unmanned Systems Division, where we are currently investing in a large, new unmanned combat aerial system (UCAS) government program. Since 2013, we have invested approximately $75 million in unmanned aerial drone system platform development, and over the past several years, our near-term earnings and free cash flow have been negatively impacted due to these investments. As these investments are expected to be substantially complete by the end of this year, and we are now beginning production on certain of these platforms, we are currently forecasting a return to Kratos being cash flow positive in 2018. We believe these investments have resulted in the successful award of the numerous unmanned aerial drone contracts we have won over the past year, and additional opportunities we expect to be successful on in the future.”

Management will discuss the Company’s second quarter 2017 financial results, third quarter guidance and fiscal year 2017 guidance in a conference call beginning at 2:00 p.m. Pacific (5:00 p.m. Eastern) today. Analysts and institutional investors may participate in the conference call by dialing (866) 393-0674, and referencing the call by ID number 54130026. The general public may access the conference call by dialing (877) 344-3935 or on the day of the event by visiting www.kratosdefense.com for a simultaneous webcast. A replay of the webcast will be available on the Kratos web site approximately two hours after the conclusion of the conference call.
About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (NASDAQ:KTOS) develops transformative, affordable technology for the Department of Defense and commercial customers. Kratos is changing the way breakthrough technology for these industries is brought to market through proactive research and a streamlined development process. Kratos specializes in unmanned systems, satellite communications, cyber security/warfare, microwave electronics, missile defense, training and combat systems. For more information go to www.kratosdefense.com.
Notice Regarding Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, including the Company’s expectations concerning the quarterly trajectory of 2017 revenue and Adjusted EBITDA and ability to generate positive cash flow in certain of its business units during 2017, the Company’s ability to achieve projected growth in certain of the Company’s business units and the expected timing of such growth, its bid and proposal pipeline, demand for its products and services, including the Company’s ability to successfully compete in the tactical unmanned aerial system area and expected new customer awards, performance of key contracts, including the timing of production and demonstration related to certain of the Company’s contracts and product offerings, the impact of the Company’s restructuring efforts and cost reduction measures, including its ability to improve profitability and cash flow in certain business units as a result of these actions, benefits to be realized from the Company’s net operating loss carryforwards and the availability and timing of government funding for the Company’s offerings, timing of LRIP related to the Company’s unmanned aerial target system offerings, as well as the level of recurring revenues expected to be generated by these programs once they achieve full rate production, and market and industry developments. Such statements are only predictions, and the Company’s actual results may differ materially from the results expressed or implied by these statements. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and our other customers, including as a result of sequestration, the Federal budget deficit and Federal government shut-downs; risks of adverse regulatory action or litigation; risks associated with debt leverage and expected cost savings and cash flow improvements expected as a result of the refinancing of our Senior Notes and the repurchase of Senior Notes; risks that our cost-cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. DoD may occur, which could cause delays or cancellations of key government contracts; risks of delays to or the cancellation of our projects as a result of protest actions submitted by our competitors; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011, as amended); risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cybersecurity attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks relating to contract performance; risks related to failure of our products or services; risks associated with our subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and competition in the marketplace, which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; risks that the current economic environment will adversely impact our business; and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 25, 2016, and in our other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures
This news release contains non-GAAP financial measures, including Adjusted income (loss) per share (computed using income (loss) from continuing operations before income taxes, excluding amortization of intangible assets, stock compensation expense, loss on extinguishment of debt, contract design retrofit costs, acquisition and restructuring related items and other which includes but is not limited to unused office space expense, excess capacity, investments in unmanned combat systems initiatives, and foreign transaction gains and losses, less the estimated tax cash payments) and Adjusted EBITDA (which excludes, among other things, losses and gains from discontinued operations, restructuring and transaction related items, investments in unmanned combat systems initiatives, stock compensation expense, unused office space expense, and foreign transaction gains and losses, and the associated margin rates).  Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding extraordinary items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles.  The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements. In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 25,	June 26,	June 25,	June 26,
	2017	2016	2017	2016

Service revenues	$91.6	$88.2	$176.6	$170.8
Product sales	94.1	80.0	176.9	150.4
Total revenues	185.7	168.2	353.5	321.2
Cost of service revenues	67.0	64.4	128.8	124.7
Cost of product sales	71.3	58.6	132.2	115.4
Total costs	138.3	123.0	261.0	240.1
Gross profit - service revenues	24.6	23.8	47.8	46.1
Gross profit - product sales	22.8	21.4	44.7	35.0

Total gross profit	47.4	45.2	92.5	81.1

Selling, general and administrative expenses	37.3	33.1	72.7	67.1
Unused office space, restructuring expenses, and other	0.1	4.8	0.4	10.3
Research and development expenses	4.1	4.0	8.5	6.9
Depreciation	0.6	0.7	1.2	1.7
Amortization of intangible assets	2.7	2.6	5.4	5.3
Operating income (loss) from continuing operations	2.6	—	4.3	(10.2)
Interest expense, net	(7.2)	(8.7)	(15.4)	(17.4)
Loss on extinguishment of debt	—	—	(2.1)	—
Other income, net	0.2	0.2	0.4	0.5
Loss from continuing operations before income taxes	(4.4)	(8.5)	(12.8)	(27.1)
Provision for income taxes from continuing operations	1.8	1.8	3.3	5.4
Loss from continuing operations	(6.2)	(10.3)	(16.1)	(32.5)
Loss from discontinued operations, net of income taxes	—	(0.1)	(0.1)	(0.1)
Net loss	$(6.2)	$(10.4)	$(16.2)	$(32.6)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.07)	$(0.17)	$(0.20)	$(0.54)
Loss from discontinued operations	—	—	—	(0.01)
Net loss	$(0.07)	$(0.17)	$(0.20)	$(0.55)

Basic and diluted weighted average common shares outstanding	86.6	59.8	82.0	59.7

Adjusted EBITDA (1)	$11.5	$13.5	$22.1	$18.1

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) plus (income) loss from discontinued operations, net interest expense, income taxes, depreciation and amortization, stock compensation, amortization of intangible assets, foreign transaction gain (loss), acquisition and restructuring related items, contract design retrofit costs, investment in unmanned combat systems, litigation related charges, unused office space expense, and costs related to pending customer change orders.

Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments, are outlined below. Please refer to the following table below that reconciles GAAP net income (loss) to Adjusted EBITDA.

The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.

Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our NOLs.

Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.

Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.

Foreign transaction (gain) loss. The Company incurs transaction gains and losses related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.

Acquisition and restructuring related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Excess capacity and restructuring costs. The Company incurs excess capacity and excess overhead costs related to certain of its manufacturing businesses within its Unmanned Systems and Modular Systems businesses due primarily to underutilization of manufacturing facilities and support costs resulting from less than optimal volumes and efficiencies. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and remaining lease commitment costs for excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

Litigation related items. The Company periodically incurs expenses related to pending claims and litigation and associated legal fees and potential case settlements and/or judgments. Although we may incur such costs and other related charges and adjustments, we do not believe it is indicative of any particular outcome until the matter is fully resolved. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Investment in unmanned combat systems. The Company makes discretionary investments related to its tactical unmanned combat systems initiative with the intention of retaining the intellectual property and data package rights of the technology it is developing. Management believes these rights will result in securing future sole source positions on new platforms which will provide an attractive rate of return. Management believes that these costs are not indicative of ongoing operating results.

Contract design retrofits. The Company makes certain design retrofits primarily related to its development programs in its Unmanned Systems business which are necessary for the final design and configuration of these vehicles. Management believes that these costs are not indicative of ongoing operating results.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.

Reconciliation of Net income (loss) to Adjusted EBITDA and Pro Forma Adjusted EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 25,	June 26,	June 25,	June 26,
	2017	2016	2017	2016

Net loss	$(6.2)	$(10.4)	$(16.2)	$(32.6)
Loss from discontinued operations, net of income taxes	—	0.1	0.1	0.1
Interest expense, net	7.2	8.7	15.4	17.4
Loss on extinguishment of debt	—	—	2.1	—
Provision for income taxes from continuing operations	1.8	1.8	3.3	5.4
Depreciation (including cost of service revenues and product sales)	2.7	3.0	5.6	6.4
Stock-based compensation	1.9	1.6	4.0	3.1
Foreign transaction gain	—	(0.3)	(0.2)	(0.6)
Amortization of intangible assets	2.7	2.6	5.4	5.3
Acquisition and restructuring related items and other	1.4	6.4	2.6	13.6

Adjusted EBITDA	$11.5	$13.5	$22.1	$18.1

Reconciliation of acquisition and restructuring related items and other included in Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 25,	June 26,	June 25,	June 26,
	2017	2016	2017	2016
Acquisition and transaction related items	$(0.1)	$—	$0.3	$—
Excess capacity and restructuring costs	1.5	5.5	2.3	10.4
Litigation related items	—	—	—	1.9
Investment in unmanned combat systems	—	0.9	—	1.3

	$1.4	$6.4	$2.6	$13.6

Kratos Defense & Security Solutions, Inc.
Unaudited Segment Data
(in millions)

	Three Months Ended		Six Months Ended
	June 25,	June 26,	June 25,	June 26,
	2017	2016	2017	2016
Revenues:
Unmanned Systems	$22.2	$17.8	$37.8	$32.0
Kratos Government Solutions	125.6	120.0	241.0	228.6
Public Safety & Security	37.9	30.4	74.7	60.6
Total revenues	$185.7	$168.2	$353.5	$321.2

Operating income (loss) from continuing operations:
Unmanned Systems	$(1.8)	$(3.0)	$(6.8)	$(7.2)
Kratos Government Solutions	5.7	4.5	15.3	2.7
Public Safety & Security	0.5	0.2	0.3	(2.5)
Unallocated corporate expense, net	(1.8)	(1.7)	(4.5)	(3.2)
Total operating income (loss) from continuing operations	$2.6	$—	$4.3	$(10.2)

Note: Unallocated corporate expense, net includes costs for certain stock-based compensation programs (including stock-based compensation costs for stock options, employee stock purchase plan and restricted stock units), the effects of items not considered part of management’s evaluation of segment operating performance, merger and acquisition expenses, corporate costs not allocated to the segments, and other miscellaneous corporate activities.

Reconciliation of consolidated Adjusted EBITDA to Adjusted EBITDA by segment is as follows:

	Three Months Ended		Six Months Ended
	June 25,	June 26,	June 25,	June 26,
	2017	2016	2017	2016
Unmanned Systems	$0.4	$0.4	$(2.3)	$(1.0)
% of revenue	1.8%	2.2%	(6.1)%	(3.1)%
Kratos Government Solutions	10.2	12.9	23.6	19.4
% of revenue	8.1%	10.8%	9.8%	8.5%
Public Safety & Security	0.9	0.2	0.8	(0.3)
% of revenue	2.4%	0.7%	1.1%	(0.5)%
Total Adjusted EBITDA	$11.5	$13.5	$22.1	$18.1
% of revenue	6.2%	8.0%	6.3%	5.6%

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in millions)

	June 25,	December 25,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$63.3	$69.1
Restricted cash	0.2	0.5
Accounts receivable, net	226.6	229.4
Inventoried costs	61.5	55.4
Prepaid expenses	10.8	8.9
Other current assets	11.4	9.8
Total current assets	373.8	373.1
Property, plant and equipment, net	55.0	49.8
Goodwill	485.4	485.4
Intangible assets, net	27.3	32.6
Other assets	8.5	7.7
Total assets	$950.0	$948.6
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$55.8	$52.7
Accrued expenses	45.1	50.0
Accrued compensation	35.6	39.1
Accrued interest	3.0	3.6
Billings in excess of costs and earnings on uncompleted contracts	40.3	41.8
Other current liabilities	6.1	7.7
Other current liabilities of discontinued operations	1.2	1.6
Total current liabilities	187.1	196.5
Long-term debt principal, net of current portion	369.5	431.0
Other long-term liabilities	42.6	41.0
Other long-term liabilities of discontinued operations	3.8	3.7
Total liabilities	603.0	672.2
Commitments and contingencies
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	1,042.7	956.2
Accumulated other comprehensive loss	(1.5)	(1.7)
Accumulated deficit	(694.2)	(678.1)
Total stockholders’ equity	347.0	276.4
Total liabilities and stockholders’ equity	$950.0	$948.6

Kratos Defense & Security Solutions, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in millions)

	Six Months Ended
	June 25,	June 26,
	2017	2016
Operating activities:
Net loss	$(16.2)	$(32.6)
Less: loss from discontinued operations	(0.1)	(0.1)
Loss from continuing operations	(16.1)	(32.5)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	11.0	11.7
Deferred income taxes	2.3	2.0
Stock-based compensation	4.0	3.1
Litigation related charges	—	1.7
Amortization of deferred financing costs	0.7	0.8
Amortization of discount on Senior Secured Notes	0.4	0.4
Loss on extinguishment of debt	2.1	—
Provision for non-cash restructuring costs	—	7.7
Provision for doubtful accounts	—	0.2
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	2.9	(6.2)
Inventoried costs	(7.4)	(3.2)
Advance payments received on contracts	1.4	5.9
Prepaid expenses and other assets	(7.0)	0.6
Accounts payable	4.4	(1.3)
Accrued compensation	(3.6)	(2.7)
Accrued expenses	(4.7)	(2.0)
Accrued interest	(0.5)	—
Billings in excess of costs and earnings on uncompleted contracts	(1.5)	0.9
Income tax receivable and payable	1.3	0.1
Other liabilities	(1.0)	0.4
Net cash used in operating activities from continuing operations	(11.3)	(12.4)
Investing activities:
Change in restricted cash	0.2	—
Proceeds from the sale of assets	0.6	—
Capital expenditures	(12.7)	(3.5)
Net cash used in investing activities from continuing operations	(11.9)	(3.5)
Financing activities:
Payment of long-term debt	(64.0)	—
Proceeds from the issuance of common stock	81.7	—
Repayment of debt	(0.5)	(0.5)
Proceeds from exercise of restricted stock units, employee stock options, and employee stock purchase plan	0.6	1.0
Net cash provided by financing activities from continuing operations	17.8	0.5
Net cash flows from continuing operations	(5.4)	(15.4)

Net operating and investing cash flows of discontinued operations	(0.5)	4.6
Effect of exchange rate changes on cash and cash equivalents	0.1	(0.1)
Net increase (decrease) in cash and cash equivalents	(5.8)	(10.9)
Cash and cash equivalents at beginning of period	69.1	28.5
Cash and cash equivalents at end of period	$63.3	$17.6

Kratos Defense & Security Solutions, Inc.
Unaudited Non-GAAP Measures
Computation of Adjusted Earnings Per Share
(in millions, except per share data)

Adjusted income (loss) from continuing operations and adjusted earnings per share (Adjusted EPS) are non-GAAP measure for reporting financial performance, exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. Management believes that exclusion of these items assists in providing a more complete understanding of the Company's underlying continuing operations results and trends and allows for comparability with our peer company index and industry. The Company uses these measures along with the corresponding GAAP financial measures to manage the Company's business and to evaluate its performance compared to prior periods and the marketplace. The Company defines adjusted income (loss) from continuing operations before amortization of intangible assets, stock-based compensation, foreign transaction gain/loss, contract design retrofit costs and acquisition and restructuring related items and other. The Company uses the estimated cash tax provision in computing adjusted earnings per share to reflect the benefit from the utilization of the Company's net operating losses. Adjusted EPS expresses adjusted income (loss) from continuing operations on a per share basis using weighted average diluted shares outstanding.

The following table reconciles the most directly comparable GAAP financial measures to the non-GAAP financial measures.

	Three Months Ended		Six Months Ended
	June 25,	June 26,	June 25,	June 26,
	2017	2016	2017	2016
Loss from continuing operations before taxes	$(4.4)	$(8.5)	$(12.8)	$(27.1)
Add: Amortization of intangible assets	2.7	2.6	5.4	5.3
Add: Stock-based compensation	1.9	1.6	4.0	3.1
Add: Loss/(gain) on extinguishment of debt	—	—	2.1	—
Add: Foreign transaction (gain)/loss	—	(0.3)	(0.2)	(0.6)
Add: Acquisition and restructuring related items and other	1.4	6.4	2.6	13.6
Adjusted income (loss) from continuing operations before income taxes	1.6	1.8	1.1	(5.7)

Estimated cash tax provision	1.1	1.1	1.7	1.4
Adjusted income (loss) from continuing operations	$0.5	$0.7	$(0.6)	$(7.1)

Diluted income per common share:
Adjusted income ( loss) from continuing operations	$0.01	$0.01	$(0.01)	$(0.12)

Weighted average common shares outstanding
Diluted	$88.7	$61.1	$82.0	$59.7
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